                                                                  EXHIBIT 4.1(a)


















                          NEXT GENERATION NETWORK, INC.




                       PREFERRED STOCK PURCHASE AGREEMENT



                          DATED AS OF NOVEMBER 6, 2000






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                                TABLE OF CONTENTS

                                                                     PAGE

ARTICLE I

         DEFINITIONS..................................................1
1.1      Definitions; Interpretation..................................1

ARTICLE II

         ISSUANCE AND SALE OF THE PREFERRED SHARES....................7
2.1      Authorization of the Preferred Shares........................7
2.2      Issuance and Sale of the Preferred Shares....................7
2.3      Issuance of Return Warrants and IPO Warrants.................7

ARTICLE III

         CLOSINGS; CLOSING DELIVERIES.................................8
3.1      Initial Closing..............................................8
3.2      Payment for and Delivery of Preferred Shares.................8
3.3      Subsequent Closings..........................................9

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............10
4.1      Existence; Qualification; Subsidiaries......................10
4.2      Authorization and Enforceability; Issuance of Shares........10
4.3      Capitalization..............................................11
4.4      Private Sale................................................11
4.5      Financial Statements; Disclosure............................11
4.6      Absence of Certain Changes..................................12
4.7      Litigation..................................................14
4.8      Licenses, Compliance with Law, Other Agreements, Etc........14
4.9      Third-Party Approvals.......................................14
4.10     No Undisclosed Liabilities..................................14
4.11     Tangible Assets.............................................14
4.12     Inventory...................................................14
4.13     Owned Real Property.........................................15
4.14     Real Property Leases........................................15
4.15     Material Agreements.........................................15
4.16     Intellectual Property.......................................15






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

4.17     Employees...................................................17
4.18     ERISA; Employee Benefits....................................17
4.19     Environment, Health and Safety..............................18
4.20     Transactions With Affiliates................................18
4.21     Taxes.......................................................18
4.22     Shareholders................................................18
4.23     Investment Company..........................................19
4.24     Certain Fees................................................19
4.25     Solicitation Materials......................................19
4.26     Registration Rights; Rights of Participation................19
4.27     Insurance...................................................19
4.28     SEC Filings.................................................19
4.29     Related Documents...........................................20

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER............20
5.1      Authorization and Enforceability............................20
5.2      Government Approvals........................................20
5.3      Investment Intent of Purchaser..............................20
5.4      No Breach or Default........................................20
5.5      Status of Preferred Shares.  ...............................20
5.6      Sophistication and Financial Condition of Purchaser.........21

ARTICLE VI

         SECURITIES LAWS MATTERS.....................................21
6.1      Transfer of Preferred Shares and Conversion Shares..........21

ARTICLE VII

         CONDITIONS PRECEDENT........................................22
7.1      Initial Closing Conditions of CDPQ..........................22
7.2      Initial Closing Conditions of the Company...................24
7.3      Subsequent Closing Conditions of each Additional Purchaser..24
7.4      Subsequent Closing Conditions of the Company................26

ARTICLE VIII

         COVENANTS OF THE COMPANY....................................26
8.1      Reservation of Common Stock.................................26
8.2      Use of Proceeds.............................................27



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                                TABLE OF CONTENTS
                                   (continued)




ARTICLE IX

         SURVIVAL....................................................27
9.1      Survival....................................................27

ARTICLE X

         INDEMNIFICATION.............................................27
10.1     Indemnification.............................................27

ARTICLE XI

         GENERAL PROVISIONS..........................................29
11.1     Successors and Assigns......................................29
11.2     Entire Agreement............................................29
11.3     Notices.....................................................30
11.4     Purchaser Fees and Expenses.................................31
11.5     Amendment and Waiver........................................31
11.6     Counterparts................................................31
11.7     Headings....................................................31
11.8     Specific Performance........................................32
11.9     Remedies Cumulative.........................................32
11.10    GOVERNING LAW...............................................32
11.11    No Third Party Beneficiaries................................32
11.12    Severability................................................32


SCHEDULE I         --    SCHEDULE OF PURCHASERS
SCHEDULE 4.1       --    SUBSIDIARIES
SCHEDULE 4.3       --    CAPITALIZATION
SCHEDULE 4.6       --    ABSENCE OF CERTAIN CHANGES
SCHEDULE 4.12      --    INVENTORY
SCHEDULE 4.15      --    MATERIAL AGREEMENTS
SCHEDULE 4.16      --    COMPANY INTELLECTUAL PROPERTY
SCHEDULE 4.17      --    EMPLOYEES
SCHEDULE 4.19      --    ENVIRONMENTAL
SCHEDULE 4.20      --    TRANSACTIONS WITH AFFILIATES
SCHEDULE 4.22      --    OWNERSHIP
SCHEDULE 4.24      --    CERTAIN FEES
SCHEDULE 4.26      --    REGISTRATION RIGHTS
SCHEDULE 4.27      --    INSURANCE
EXHIBIT A          --    REGISTRATION RIGHTS AGREEMENT
EXHIBIT B          --    SERIES A CERTIFICATE OF DESIGNATIONS
EXHIBIT C          --    SERIES D CERTIFICATE OF DESIGNATIONS
EXHIBIT D          --    STOCKHOLDERS AGREEMENT
EXHIBIT E          --    FORM OF WARRANT
EXHIBIT F          --    FINANCIAL STATEMENTS
EXHIBIT G          --    OPINION OF COUNSEL





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                       PREFERRED STOCK PURCHASE AGREEMENT


        PREFERRED STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of November 6, 2000, by and among Next Generation Network, Inc., a Delaware corporation (the "COMPANY"), the Persons listed on the Schedule of Purchasers attached hereto as SCHEDULE I (collectively referred to herein as the "PURCHASERS" and individually as the "PURCHASER"), and for purposes of Section
11.2 below only, Gerard P. Joyce and Thomas M. Pugliese (collectively referred to herein as the "FOUNDERS" and individually as a "FOUNDER").

        The Purchasers desire to, severally and not jointly, purchase from the Company, and the Company desires to issue to the Purchasers, upon the terms and subject to the conditions set forth herein, shares of Preferred Stock.

        In consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

               1.1   DEFINITIONS; INTERPRETATION.

               (a) For purposes of this Agreement, the following terms have the indicated meanings:

               "ADDITIONAL PURCHASERS" has the meaning set forth in Section 3.3(a).

               "ADDITIONAL SHARES" has the meaning set forth in Section 3.3(a).

               "AFFILIATE" of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

               "ANNUAL BUDGET" has the meaning set forth in Section 8.3(a).

               "BOARD OF DIRECTORS" means the board of directors of the Company.

               "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

               "CDPQ" means Capital Communications CDPQ Inc., a Quebec corporation.

               "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

               "COMMON STOCK PURCHASE AGREEMENT" means the Stock Purchase Agreement, dated as of January 28, 2000, by and among the Company and Nevada Bond Investment Corp. II, a Nevada corporation, as amended, restated or modified from time to time.

               "CLOSING" has the meaning set forth in Section 3.3(a).

               "CLOSING DATE" has the meaning set forth in Section 3.3(a).

               "CODE" means the Internal Revenue Code of 1986, as amended.

               "COMMON STOCK" means the common stock of the Company, $.01 par value per share.

               "COMPANY" has the meaning set forth in the recitals hereof.

               "COMPANY INTELLECTUAL PROPERTY" has the meaning set forth in
Section 4.16.

               "COMPANY SEC REPORTS" has the meaning set forth in Section 4.29.

               "CONFIDENTIAL INFORMATION" means any information concerning the Company's business other than information that (a) was already known to the Person having a duty to keep confidential such information on a nonconfidential basis prior to the time of disclosure, (b) is or becomes generally available to the public through no act or omission of such Person or (c) becomes available to such Person on a nonconfidential basis from a source other than any party hereto (or any agent or representative thereof) if such source was not under a prohibition against disclosing the information to such Person.

               "CONVERSION SHARES" means shares of Common Stock issued or issuable upon conversion of Preferred Shares as set forth in the Series D Certificate of Designations.

               "CURRENT BALANCE SHEET" means the unaudited balance sheet of the Company reviewed as of June 30, 2000.

               "ENVIRONMENTAL AND SAFETY REQUIREMENTS" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor or radiation, each as amended and as now or hereafter in effect.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

               "FAIR MARKET VALUE" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq Stock Market System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq Stock Market System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of thirty (30) days consisting of the Business Day as of which "Fair Market Value" is being determined and the twenty-nine (29) consecutive Business Days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq Stock Market System or the over-the-counter market, the "Fair Market Value" shall be the fair value thereof determined jointly by the Board of Directors and the holders of a majority of the Conversion Shares. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Board of Directors and the holders of a majority of the Conversion Shares. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

               "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.5.

               "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

               "GOVERNMENTAL AGENCY" means any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body and the Nasdaq National Market.

               "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

               "INCLUDES" and "INCLUDING" mean includes and including, without limitation.

               "INITIAL CLOSING" has the meaning set forth in Section 3.1.

               "INITIAL CLOSING DATE" has the meaning set forth in Section
3.3(a).

               "INTELLECTUAL PROPERTY" means all patents, patent applications and inventions; all trademarks, service marks, trade dress, trade names and corporate names and all goodwill associated



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

therewith; all copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, Confidential Information, know-how, technical and computer data, documentation and software, financial, business and marketing plans, customer and supplier lists and all other intellectual property rights; and all copies and tangible embodiments of the foregoing.

               "IPO" means the sale in an initial firmly underwritten public offering registered under the Securities Act and underwritten by a nationally recognized investment bank selected by the Company of any shares of Common Stock which are listed on any securities exchange or quoted on the NASDAQ Stock Market System or the over-the-counter market following such offering.

               "IPO PREFERRED SHARES" has the meaning assigned thereto in
Section 2.3(b).

               "IPO WARRANTS" has the meaning assigned thereto in Section
2.3(b).

               "IRS" means the Internal Revenue Service.

               "KNOWLEDGE" or "KNOW" when used with respect to the Company means the knowledge of the Senior Management of the Company, or any other management personnel whom the Purchasers can show had, prior to the date hereof, significant involvement in the business and affairs of the Company.

               "LIABILITY" means any liability or obligation (whether absolute or contingent, liquidated or unliquidated, known or unknown, or due or to become due).

               "LIEN" means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance.

               "MATERIAL ADVERSE CHANGE" means any material adverse change in the business, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries taken as a whole.

               "MATERIAL ADVERSE EFFECT" means any material adverse effect on
(a) the business, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries taken as a whole, or (b) the transactions contemplated hereby or by the Related Documents.

               "MATERIAL AGREEMENT" has the meaning set forth in Section 4.15.

               "OPTION PLAN" means the Next Generation Network Inc. 2000 Stock Incentive Plan, approved on February 23, 2000, of the Company.

               "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past practice (including with respect to quantity, quality and frequency).




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

               "PERMITTED LIENS" means (a) liens for taxes not yet due and taxes for which adequate provision is made in the Current Balance Sheet, (b) purchase money security interests in supplies and equipment, (c) precautionary liens filed by lessors with respect to leased equipment; (d) encumbrances which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not materially impair the use of the property subject thereto or the operation of the Company's business; (e) liens contemplated by the Company's Indenture, dated February 1, 1998, as amended, and
(f) liens contemplated by the Company's Asset Purchase Agreement, dated as of January 1, 1997 between Adams-In-Store Advertising, LLC and the Company and the Asset Purchase and Network Owner/Operator Termination Agreement dated as of August 18, 1997 between Morris Communications, Inc. and the Company.

               "PERSON" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or other entity.

               "PLAN" means any employee benefit plan (as defined in Section 3(3) of ERISA), subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, maintained or contributed to by the Company, or any predecessor or Subsidiary at any time during the 5-calendar years immediately preceding the date of this Agreement.

               "PREFERRED SHARES" has the meaning set forth in Section 2.1.

               "PREFERRED STOCK" means the Series D Preferred Stock, $1.00 par value per share, of the Company, having the rights and preferences set forth in the Series D Certificate of Designations.

               "PURCHASE PRICE" shall have the meaning assigned thereto in
Section 3.2

               "RCRA" shall mean the federal Resource Conservation and Recovery Act, as amended.

               "REGISTRATION RIGHTS AGREEMENT" means the Second Amended and Restated Registration Rights Agreement, dated as of the Initial Closing Date, by and among the Company, the Purchasers and other parties named therein in the form of EXHIBIT A hereto, as amended, restated or modified from time to time.

               "RELATED DOCUMENTS" means all documents and instruments to be executed or adopted by the Company in connection herewith, including the Series D Certificate of Designation, the Stockholders Agreement and the Registration Rights Agreement.

               "RELEASE" shall have the meaning provided in CERCLA.

               "RETURN PREFERRED SHARES" has the meaning assigned thereto in
Section 2.3(a).

               "RETURN WARRANTS" has the meaning assigned thereto in Section 2.3(a).

               "SEC" means the Securities and Exchange Commission.

               "SECURITIES ACT" means the Securities Act of 1933, as amended.

               "SENIOR MANAGEMENT" means each Founder and the Executive Vice President of Sales and Marketing, Executive Vice President of Corporate Development, Executive Vice President and Chief Financial Officer and Vice President and Treasurer of the Company.

               "SERIES A CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations designating the rights and preferences of the Series A Preferred Stock adopted by the Board of Directors and set forth as EXHIBIT B hereto.

               "SERIES A PREFERRED STOCK" means the Series A Convertible Preferred Stock, $1.00 par value per share, having the rights and preferences set forth in the Series A Certificate of Designations.

               "SERIES D CERTIFICATE OF DESIGNATIONS" means the Certificate of Designations designating the rights and preferences of the Preferred Stock adopted by the Board of Directors and set forth as EXHIBIT C hereto.

               "STOCKHOLDERS AGREEMENT" means the Second Amended and Restated Stockholders Agreement, dated as of the Initial Closing Date, by and among the Company, Purchasers, and the stockholders of the Company named therein in the form of EXHIBIT D hereto, as amended, restated or modified from time to time.

               "SUBSEQUENT CLOSING" has the meaning set forth in Section 3.3(a).

               "SUBSEQUENT CLOSING DATE" has the meaning set forth in Section 3.3(a).

               "SUBSIDIARY" means any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, association or other business entity if the Company, directly or indirectly, is allocated a majority of partnership, association or other business entity gains or losses, or is or controls the managing director or general partner of such partnership, association or other business entity.

               "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               "WARRANTS" means the Return Warrants and the IPO Warrants in the form of EXHIBIT E hereto.


                                   ARTICLE II

                    ISSUANCE AND SALE OF THE PREFERRED SHARES

               2.1 AUTHORIZATION OF THE PREFERRED SHARES. The Company has authorized the issuance and sale to the Purchasers of up to 4,733,728 shares of Preferred Stock (the "PREFERRED SHARES"). The Preferred Shares are convertible into shares of Common Stock.

               2.2 ISSUANCE AND SALE OF THE PREFERRED SHARES.

               (a) ISSUANCE AND SALE OF PREFERRED SHARES AT THE INITIAL CLOSING. At the Initial Closing, on the terms and subject to the conditions of this Agreement, the Company shall sell to CDPQ and CDPQ shall purchase from the Company such number of the Preferred Shares set forth opposite CDPQ's name on
SCHEDULE I hereto.

               (b) ISSUANCE AND SALE OF PREFERRED SHARES AT SUBSEQUENT CLOSINGS. At each Subsequent Closing, on the terms and subject to the conditions of this Agreement, the Company shall sell to each Additional Purchaser and each Additional Purchaser shall purchase from the Company such number of the Preferred Shares set forth opposite such Additional Purchaser's name on SCHEDULE I hereto for the aggregate purchase price set forth opposite such Additional Purchaser's name on SCHEDULE I hereto.

               2.3 ISSUANCE OF RETURN WARRANTS AND IPO WARRANTS.

               (a) If on or before December 31, 2001, the Company consummates an IPO, then unless (either (i) upon the consummation of such IPO based upon the aggregate net proceeds received by the Company in such offering, after applicable underwriting discounts and commissions or (ii) on the thirtieth Business Day following such IPO based upon the Fair Market Value of the Common Stock) the price per share represents a value that would yield (on an as converted basis) each holder of Preferred Stock at least a 100% annualized internal rate of return (based upon the initial purchase price per Preferred Share and excluding any dividend payments made on the Preferred Stock) on such holder's Preferred Shares, the Company shall (on the thirtieth Business Day following such IPO) issue to each holder of Preferred Shares warrants (the "RETURN WARRANTS") to purchase an aggregate number of additional shares of Preferred Stock (the "RETURN PREFERRED SHARES") at a nominal exercise price of $0.001 per share (as adjusted pursuant to the terms of the Return Warrants), such that the Preferred Shares and the Return Preferred Shares of such holder would collectively yield (on an as exercised and as converted basis) an annualized internal rate of return of 100% on such holder's Preferred Shares. The Return Warrants shall be in the form of EXHIBIT E hereto.

               (b) Additionally, if on or before December 31, 2001, the Company fails to consummate an IPO resulting in aggregate net proceeds (after applicable underwriting discounts and commissions) to the Company of at least $50 million, the Company shall (on the end of business on December 31, 2001) issue to the holders of the Preferred Shares, on a pro rata basis, based on each holder's ownership of Preferred Shares, warrants (the "IPO WARRANTS") to purchase an aggregate number of additional shares of Preferred Stock (the "IPO PREFERRED SHARES") at a nominal exercise price of $0.001 per share (as adjusted pursuant to the terms of the IPO Warrants), calculated based upon the following formula:

               A    =     (B / C) - D

where:         A    =     the number of IPO Preferred Shares;

               B    =     the number equal to the aggregate Purchase Price set
                          forth on SCHEDULE I hereto;

               C    =     the greater of (a) 7.60 and (b) the quotient
                          obtained by dividing (i) the product of (x) 5,895 and
                          (y) the number of installed E* Billboard sites of the Company as of December 31, 2001, by (ii) 8,919,641;
                          provided, that "C" cannot exceed 8.45; and

               D    =     the number equal to the aggregate number of Preferred
                          Shares set forth on SCHEDULE I hereto

; provided, that the expressions used to derive each of B, C and D in the formula above shall be adjusted where appropriate for stock splits, stock dividends, reorganizations, recapitalizations and the like of the Company as determined in good faith by the Board of Directors and the holders of a majority of the Conversion Shares. The IPO Warrants shall be in the form of EXHIBIT E hereto.

                                   ARTICLE III

                          CLOSINGS; CLOSING DELIVERIES

                  3.1 INITIAL CLOSING. Subject to the terms and conditions contained herein, the closing of the transactions contemplated hereby (the "INITIAL CLOSING") shall take place at 10:00 a.m. on November 6, 2000, at the offices of Kirkland & Ellis, New York, New York or at such other time, place and/or date as shall be agreed upon by the parties hereto.

                  3.2 PAYMENT FOR AND DELIVERY OF PREFERRED SHARES. At the Initial Closing, the Company shall issue and deliver to CDPQ, stock certificates for the Preferred Shares free and clear of all Liens and duly registered in the name of CDPQ, against payment by CDPQ Purchasers, by wire transfer of immediately-available funds to the account designated by the Company, of the purchase



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



price therefor set forth on SCHEDULE I (the sum of such purchase price paid by CDPQ together with the purchase prices, if any, paid by Additional Purchasers for any Additional Shares, the "PURCHASE PRICE").

                  3.3 SUBSEQUENT CLOSINGS.

                  (a) At any time and from time to time, on or prior to thirty
         (30) days after the Initial Closing, the Company may sell up to 1,183,432 Preferred Shares (such shares being referred to as the "ADDITIONAL SHARES") to such Persons as may be approved by the Board of Directors (the "ADDITIONAL PURCHASERS"), at a purchase price per Additional Share of $8.45. All such sales shall be made subject to the terms and conditions set forth in this Agreement, in reliance on the representations and warranties set forth in this Agreement. The closing or closings of the purchase and sale of Additional Shares (a "SUBSEQUENT CLOSING"), if any, shall take place at 10:00 a.m. at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York, or at such other time, place and/or date as shall be agreed upon by the Company and the Additional Purchasers. At each Subsequent Closing, the Company shall issue and sell to each such Additional Purchasers, and each such Additional Purchaser, severally and not jointly, shall purchase from the Company that number of Additional Shares being purchased by such Additional Purchaser. At each Subsequent Closing, the Company shall issue and deliver to each Additional Purchaser, stock certificates for the Additional Shares, free and clear of all Liens and duly registered in the name of each Additional Purchaser, against payment by the Additional Purchasers, by wire transfer of immediately-available funds to the account designated by the Company, of the purchase price for such Additional Shares as set forth on SCHEDULE I hereto pursuant to the paragraph below. The Initial Closing and the Subsequent Closings, if any, shall hereinafter be referred to individually as a "CLOSING" and collectively as the "CLOSINGS". For purposes of this Agreement, the date of the Initial Closing (the "INITIAL CLOSING DATE") and the date of each Subsequent Closing (each, a "SUBSEQUENT CLOSING DATE") shall be the "CLOSING DATE" as such term is used in this Agreement.

                  (b) In connection with the sale of Additional Shares to Additional Purchasers, each such Additional Purchaser shall execute and deliver a counterpart signature page hereto. In addition, each such Additional Purchaser shall execute a Form of Joinder to the Stockholders Agreement and Registration Rights Agreement, pursuant to which such Additional Purchasers agree to become a party to and be bound by the provisions of the Stockholders Agreement and the Registration Rights Agreement. Thereupon, SCHEDULE I hereto shall be automatically amended without further action on the part of any of the parties hereto to reflect the sale of the Additional Shares to each such Additional Purchaser. Upon each such Subsequent Closing, the Company shall provide to each Purchaser (including, without limitation, CDPQ) a copy of SCHEDULE I as so amended. Upon the sale of Additional Shares, any Additional Purchaser shall be deemed a Purchaser for all purposes hereunder.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to each Purchaser as follows as of the date hereof:

                  4.1 EXISTENCE; QUALIFICATION; SUBSIDIARIES. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business and own and operate its properties as now conducted, owned and operated. The copies of the Certificate of Incorporation and By-Laws of the Company and all amendments thereto previously delivered to the Purchaser are true, correct and complete copies of such documents. The Company is licensed or qualified as a foreign corporation and is in good standing in all jurisdictions where it is required to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Except as set forth on SCHEDULE 4.1, the Company has no Subsidiaries and owns no capital stock or other securities of, and has not made any other investment in, any other entity.

                  4.2 AUTHORIZATION AND ENFORCEABILITY; ISSUANCE OF SHARES.

                  (a) The Company has full power and authority and has taken all required corporate and other action necessary to permit it to execute and deliver this Agreement and the Related Documents and to carry out the terms hereof and thereof and to issue, sell and deliver each of the Preferred Shares and the Conversion Shares (including adoption of the Certificate of Designations) and the Warrants and the shares of Common Stock issuable upon exercise of the Warrants, and none of such actions will violate any provision of the Certificate of Incorporation of the Company, the By-Laws of the Company or of any applicable law, regulation, order, judgment or decree, or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any material agreement, instrument or understanding to which the Company is a party or by which it is bound or by which it will become bound as a result of the transaction contemplated by this Agreement. This Agreement and each of the Related Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor's rights generally and (ii) general principles of equity.

                  (b) The Preferred Shares have been duly authorized and, when issued, sold and delivered in accordance with this Agreement, will be validly issued and outstanding, fully paid and nonassessable. The Conversion Shares have been duly reserved for issuance upon conversion of the Preferred Shares and, when so issued, will be duly authorized, validly issued and outstanding, fully paid and nonassessable shares of Common Stock. Neither the issuance and delivery of the Preferred Shares nor the issuance and delivery of any Conversion Shares upon conversion of any Preferred Shares is subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

                  4.3 CAPITALIZATION. As of the Initial Closing Date, the authorized capital stock of the Company shall consist of (a) 25,000,000 shares of Common Stock, $.01 par value per share, of which 8,919,641 shares are outstanding, 1,275,304 shares are reserved for issuance upon exercise of warrants issued as of the Closing Date by the Company (excluding the Warrants), 1,895,940 shares are reserved for issuance upon the exercise of stock options of the Company, 186,135 shares are reserved for issuance upon conversion of the Series A Preferred Stock and 4,733,728 shares are reserved for issuance upon conversion of Preferred Shares, (b) 20,000 shares of Series A Preferred Stock, $1.00 par value per share, of which 2,960 shares are issued and outstanding, and
(c) 8,000,000 shares of Preferred Stock, $1.00 par value per share, of which as of the Initial Closing 3,550,296 shares are issued and outstanding. At the time of the Closing of such Purchaser's purchase of Preferred Shares (i) all of the outstanding capital stock will be validly issued, fully paid and nonassessable and will have been issued in compliance with all applicable securities laws (including the provisions of the Securities Act and the rules and regulations promulgated thereunder) and (ii) no outstanding capital stock or other equity securities of the Company will rank pari passu or senior in right of payment, whether upon liquidation, dissolution or otherwise, of dividends or redemption to the Preferred Stock. Except as set forth on SCHEDULE 4.3, as of the Closing of such Purchaser's purchase of Preferred Shares, the Company has not granted or issued any options, convertible securities, warrants, phantom stock, stock appreciation rights, calls, pledges, transfer restrictions (except restrictions imposed by federal and state securities laws), Liens, rights of first offer, rights of first refusal, antidilution provisions or commitments of any character relating to any issued or unissued shares of capital stock of the Company other than as contemplated in the Related Documents. Except as contemplated by this Agreement and the Related Documents or as set forth in SCHEDULE 4.3, there are no currently existing (i) preemptive or other preferential rights applicable to the issuance and sale of securities of the Company, including the Preferred Shares and (ii) voting trusts, proxies, or other agreements or understandings with respect to the voting of capital stock of the Company to which the Company is a party and, to the Company's knowledge, to which it is not a party.

                  4.4 PRIVATE SALE. Assuming the accuracy of the representations and warranties made by recipients of the Company's capital stock made in connection with the acquisition of such capital stock, the Company has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock. Subject to the accuracy of each Purchaser's representations contained herein, neither the offer, sale and issuance of the Preferred Shares hereunder nor the issuance and delivery of any Conversion Shares upon conversion of any Preferred Shares requires registration under the Securities Act or any state securities laws.

                  4.5 FINANCIAL STATEMENTS; DISCLOSURE.

                  (a) The Company has furnished each Purchaser with (i) an audited balance sheet and related statement of operations, shareholders' equity and cash flows for the fiscal year ended December 31, 1999 and (ii) the Current Balance Sheet and related statement of operations, shareholders' equity and cash flows for the six months ended June 30, 2000, all of which are attached as EXHIBIT F hereto (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements (together with the notes thereto, as applicable), (A) are true, correct and complete in all material respects, (B) are in accordance with the books and records of the Company and (C) fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated, in accordance with GAAP, except that the unaudited balance sheet and related financial statements do not contain an auditors' opinion and do not contain footnotes and are subject to normal year-end audit adjustments.

                  (b) The Company's financial projections dated July 20, 2000 furnished to each Purchaser were prepared in good faith based on reasonable assumptions that the Company's management believed and continue to believe, other than as disclosed to the Purchasers, to be reasonable. Such financial projections reflect the Company's current views with respect to future events and are subject to risks and uncertainties which may cause the Company's actual results, performances or achievements to vary materially from those expected, estimated or projected.

                  (c) This Agreement together with the schedules, attachments, exhibits, written statements and certificates supplied to each Purchaser by or on behalf of the Company with respect to the transactions contemplated hereby does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact which has not been disclosed to each Purchaser which the Company has knowledge, and which has had or would reasonably be anticipated to have a Material Adverse Effect.

                  4.6 ABSENCE OF CERTAIN CHANGES.

                  (a) Except as set forth on SCHEDULE 4.6 since the date of the Current Balance Sheet, the Company has not:

                      (i) incurred any Liabilities other than in the Ordinary Course of Business (none of which is the result of tort, breach of contract or negligence and none of which individually or in the aggregate is material);

                      (ii) paid, discharged or satisfied any claim, Lien or Liability, other than any claim, Lien or Liability (A) reflected or reserved against on the Current Balance Sheet and paid, discharged or satisfied in the Ordinary Course of Business since the date of the Current Balance Sheet, (B) incurred and paid, discharged or satisfied since the date of the Current Balance Sheet, in each case in the Ordinary Course of Business and for individual amounts greater than $25,000;

                      (iii) sold, leased, assigned or otherwise transferred any
               of its assets, tangible or intangible (other than sales in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business and sales for individual amounts not greater than $25,000);

                      (iv) permitted any of its assets, tangible or intangible, to become subject to any Lien (other than any Permitted Lien);

                      (v) written off as uncollectible any accounts receivable other than (A) in the Ordinary Course of Business or
               (B) for amounts not reserved as of the date of the Current Balance Sheet;

                      (vi) terminated or amended or suffered the termination or amendment of, other than in the Ordinary Course of Business, failed to perform in all material respects all of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

                      (vii) suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $100,000;

                      (viii) made any loan to any other Person;

                      (ix) canceled, waived or released any debt, claim or right in an amount or having a value exceeding $100,000;

                      (x) paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including its officers, directors and employees) outside the Ordinary Course of Business and which was not approved by a majority of the Company's disinterested directors;

                      (xi) declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed, purchased or otherwise acquired any of its capital stock;

                      (xii) other than in the Ordinary Course of Business, granted any increase in the compensation of any officer or employee or made any other change in employment terms of any officer or employee;

                      (xiii) made any change in accounting or cash management
               practices;

                      (xiv) suffered or caused any other occurrence, event or transaction outside the Ordinary Course of Business which could have a Material Adverse Effect; or

                      (xv) agreed, in writing or otherwise, to any of the foregoing.

               (b) Since the date of the Current Balance Sheet, there has been no Material Adverse Change other than continuing operating losses and use of cash.

               4.7 LITIGATION. As of the date hereof (a) no claim, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against or affecting the Company or any officer or director thereof or the Company's business which if decided adversely to any such Person could have a Material Adverse Effect, and (b) the Company is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge which could have a Material Adverse Effect.

               4.8 LICENSES, COMPLIANCE WITH LAW, OTHER AGREEMENTS, ETC. The Company has all material franchises, permits, licenses and other rights to allow it to conduct its business and is not in violation, in any material respects of any order or decree of any court, or of any law, order or regulation of any Governmental Agency or of the provisions of any material contract or agreement to which it is a party or by which it is bound, and neither this Agreement nor the Related Documents nor the transactions contemplated hereby or thereby will result in any such violation except where the failure to have any such franchise, permit or license or any such violation could not be expected to have a Material Adverse Effect. The Company's business has been conducted in all material respects in compliance with all federal, state and local laws, ordinances, rules and regulations, except where such violations, defaults or noncompliance would not have a Material Adverse Effect.

               4.9 THIRD-PARTY APPROVALS. Assuming the accuracy of the representations and warranties of the Purchaser contained in this Agreement, the Company is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency or other third party (including under any state securities or "blue sky" laws) in connection with the execution and delivery of this Agreement or the Related Documents (other than any applicable filings under the HSR Act), or the consummation of the transactions contemplated hereby or thereby to occur on the Closing Date of such Purchaser's purchase of Preferred Shares, except for any consents, approvals or authorizations the failure to obtain which could not have a Material Adverse Effect.

               4.10 NO UNDISCLOSED LIABILITIES. Except as set forth on SCHEDULE 4.6, the Company has no Liabilities except (a) as and to the extent of the amounts reflected or reserved against on the Current Balance Sheet (excluding the footnotes thereto), (b) Liabilities and obligations incurred in the Ordinary Course of Business since the date thereof (none of which is the result of tort, breach of contract or negligence and none of which individually or in the aggregate is material) or (c) such other liabilities that in the aggregate will not result in a Material Adverse Effect.

               4.11 TANGIBLE ASSETS. The Company owns or leases all tangible assets used or reasonably necessary in connection with the conduct of its business. All material tangible assets are free from any Liens (other than Permitted Liens), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which such assets are used or proposed to be used, other than Liens, defects and wear and tear which in the aggregate could not be expected to have a Material Adverse Effect.

               4.12 INVENTORY. The Company has no inventory held for sale.

               4.13 OWNED REAL PROPERTY. The Company owns no real property.

               4.14 REAL PROPERTY LEASES. There exists no event of default (nor any event which with notice or lapse of time would constitute an event of default), including any liability for past due rent, with respect to the Company, and, to the Company's knowledge, with respect to any other party thereto under any agreement pursuant to which the Company is the lessee or lessor of any real property, except for such defaults and defects in enforceability as could not in the aggregate be expected to have a Material Adverse Effect, and all such agreements are in full force and effect and enforceable against the lessor or lessee in accordance with their terms except for such defaults and defects in enforceability as could not in the aggregate be expected to have a Material Adverse Effect.

               4.15 MATERIAL AGREEMENTS. SCHEDULE 4.15 sets forth a list of each agreement, arrangement or understanding to which the Company is a party that is material to the Company's business or operations (each, a "MATERIAL AGREEMENT"). The Company has delivered to each Purchaser a correct and complete copy of each Material Agreement. Each Material Agreement is, and will continue to be following the Closing of such Purchaser's purchase of Preferred Shares, a legal, valid and binding obligation of the Company, enforceable against the Company and in full force and effect. The Company is not in default, nor to the knowledge of the Company, is there any reasonable basis for a valid claim of default, and to the Company's knowledge, no event has occurred which, with notice or lapse of time, would constitute a default, under any agreement, arrangement or understanding to which the Company is a party (including the indenture governing the Company's $45,000,000 aggregate principal amount of 12% Series A Senior Secured PIK Notes issued February 18, 1998), and to the knowledge of the Company, no other Person who is a party to any such Agreement is in default under any such agreement, in each case other than defaults which in the aggregate could not be expected to have a Material Adverse Effect. Additionally, the Company is not party to any agreement the performance of which in accordance with its terms (including any termination provision thereof) could be expected to have a Material Adverse Effect.

               4.16 INTELLECTUAL PROPERTY.

               (a) Except as set forth on SCHEDULE 4.16, no third party has a pending claim or, to the Company's knowledge, has reason to claim that any Person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the Company's knowledge, no Person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and no Person employed by or affiliated with the Company has violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture, license, or sale of any product or proposed product or the development, offering, or sale of any service or proposed service of the Company. To the Company's knowledge, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company as officers, employees or agents by any officer, director or key employee of the Company, or the conduct or proposed conduct of the business of the Company, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such Person is obligated.

               (b) It is the Company's policy to have all of its employees, consultants and contractors execute nondisclosure agreements. With respect to any item of Intellectual Property that is (i) owned, by the Company, (ii) used, incorporated, or relied upon by the Company in any manner (other than third party Intellectual Property that is licensed by the Company), (iii) used, incorporated, embodied within, pertaining to, or concerning any of the products or proposed products or services or proposed services of the Company (other than third party Intellectual Property that is licensed by the Company), or (iv) necessary, desirable, or used in the operations of the Company (other than third party Intellectual Property that is licensed by the Company) (hereinafter, "COMPANY INTELLECTUAL PROPERTY"), the Company has no written or oral agreements with any employee or consultant of the Company with respect to the ownership of Intellectual Property created by them as a result of which any such employee or consultant has rights to any Company Intellectual Property. Except as set forth on SCHEDULE 4.16, to the Company's knowledge, no employee or consultant of the Company has used in any unauthorized manner any Intellectual Property of any Person in the course of their work for the Company, and the Company has not been sued, charged or threatened with any such claim. Except to site owners and as set forth on SCHEDULE 4.16, the Company has not granted any outstanding licenses or other rights that are currently in effect, or obligated itself to grant licenses or other rights in or to any of the intangible property owned, used by or licensed to it. Except as set forth on SCHEDULE 4.16, the Company owns or has valid, binding and enforceable rights to use any and all Intellectual Property material to the current operation of the Company's business. Except as set forth on
        SCHEDULE 4.16, all Company Intellectual Property, all current products of the Company, and all current services of the Company are free and clear of all liens, claims, encumbrances or demands of third parties of any kind.

               (c) Set forth on SCHEDULE 4.16 is a list of all domestic and foreign patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights, and all applications for such which are in the process of being prepared, owned by or registered in the name of the Company. Except to rights relating to advertising and the content thereof, set forth on SCHEDULE 4.16 is a list of all material licenses of which the Company is a licensee or in which the Company has any right, in each case identifying the grantor thereof. The Company owns or possesses adequate licenses or other rights to use all Intellectual Property necessary, desirable, or used in the conduct of its businesses as conducted, and no claim is pending or, except as set forth on
        SCHEDULE 4.16, threatened to the effect that the operations, products, or services of the Company, or any Company Intellectual Property, infringe upon or conflict with the asserted rights of any other Person under any Intellectual Property. No claim is pending or, to the Company's knowledge, except as set forth on SCHEDULE 4.16, is threatened to the effect that Company Intellectual Property, or Intellectual Property which the Company otherwise has the right to use, is invalid or unenforceable by the Company. To the Company's knowledge, all technical information developed by and belonging to the Company which has not been patented has been kept confidential. Set forth on SCHEDULE 4.16 is a complete list of all Persons or entities that manufacture, assemble, distribute or install any equipment or proposed equipment for the

        Company. Set forth on SCHEDULE 4.16 is a complete list of all third party advertising sales agents that the Company has granted the right to license or sell advertising on the Company's network.

               4.17 EMPLOYEES. Except as set forth on SCHEDULE 4.17, since the date of the Current Balance Sheet, no key employees and no group of employees has terminated, or to the knowledge of the Company plans to terminate, employment with the Company. Except as set forth on SCHEDULE 4.17, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike, material grievance, material claim of unfair labor practice or other collective bargaining dispute. Except as set forth on SCHEDULE 4.17, to the knowledge of the Company, there is no organizational effort being made or threatened by or on behalf of any labor union with respect to its employees. The Company has not committed any unfair labor practice or materially violated any federal, state or local law or regulation regulating employers or the terms and conditions of its employees' employment, including laws regulating employee wages and hours, employment discrimination, employee civil rights, equal employment opportunity and employment of foreign nationals, except for such violations as could not be expected to have a Material Adverse Effect.

               4.18 ERISA; EMPLOYEE BENEFITS. Each Plan (other than a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has timely filed for a favorable determination letter from the Internal Revenue Service and no event has occurred since the date of the last determination letter that could reasonably be expected to materially adversely affect the qualified status of such Plan. Each Plan (other than a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA) is in full force and effect and has been administered in all material respects in accordance with its terms and is and has been, and each plan administrator and fiduciary of a Plan is acting and has been acting, in compliance in all material respects with all applicable requirements of the Code and ERISA (including the funding, reporting and disclosure and prohibited transaction provisions thereof) and other applicable laws, regulations and rulings in connection with each such Plan. No Plan has been terminated or partially terminated. With respect to each Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, no complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) has occurred, no such Plan is in reorganization or insolvency (within the meaning of Title IV of ERISA) and no material withdrawal liability has been assessed against the Company. The Company has made, accrued or provided for all contributions required under each Plan. To the knowledge of the Company, no event has occurred or is reasonably expected to occur with respect to any employee pension benefit plan of the Company or any member of the Company's controlled group (within the meaning of Section 414 of the Code), which could reasonably be expected to directly or indirectly result in any material liability (other than liability arising in the ordinary course) to the Company or any member of its controlled group pursuant to Title IV of ERISA or Section 412 of the Code. No Plan (other than a Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA) has incurred an "accumulated funding deficiency" within the meaning of Section 412 of the Code or Section 302 of ERISA.

               4.19 ENVIRONMENT, HEALTH AND SAFETY.

               (a) The Company (as used in this SECTION 4.19, Company shall include any predecessor) has complied and is in compliance in all material respects with all Environmental Health, and Safety Requirements that are applicable to the Company's business.

               (b) The Company has obtained and complied with, and is in compliance with in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its businesses.

               (c) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its operations arising under Environmental, Health and Safety Requirements.

               4.20 TRANSACTIONS WITH AFFILIATES. Except as set forth on
SCHEDULE 4.20, the Company is not party to any agreement, arrangement or transaction with any Affiliate which is material to the Company's business, taken as a whole.

               4.21 TAXES.

               (a) The Company has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, except where the failure to file Tax Returns or to pay Taxes would not have a Material Adverse Effect on the financial condition of the Company.

               (b) The Company (i) has not been a member of an affiliated group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company) and (ii) has no Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (c) The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (d) There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or
        (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority and which is material to the Company.

               4.22 SHAREHOLDERS. Set forth on SCHEDULE 4.22 is a list of all shareholders of the Company who as of the date hereof after giving effect to the terms hereof, own common equity of the Company and sets forth such percentage ownership.

               4.23 INVESTMENT COMPANY. The Company is not, and is not controlled by or under common control with an affiliate of, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               4.24 CERTAIN FEES. Other than fees and expenses due and payable to the Purchasers pursuant to Section 8.2(a) and as set forth on SCHEDULE 4.24, no fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of any Person for fees of a type contemplated in this section that may be due in connection with the transactions contemplated by this Agreement. The Company shall indemnify and hold harmless the Purchasers, their employees, officers, directors, agents and partners, and their respective affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect to any such claimed or existing fees.

               4.25 SOLICITATION MATERIALS. The Company has not (a) distributed any offering materials in connection with the offering and sale of the Preferred Shares other than the disclosure materials delivered to Purchaser that are listed on SCHEDULE 4.25 (the "DISCLOSURE MATERIALS") or (b) solicited any offer to buy or sell the Preferred Shares by means of any form of general solicitation or advertising.

               4.26 REGISTRATION RIGHTS; RIGHTS OF PARTICIPATION. Except as described on SCHEDULE 4.26 hereto, (a) the Company has not granted or agreed to grant to any Person any rights (including "piggy-back" registration rights) to have any securities of the Company registered with the SEC or any other governmental authority which has not been satisfied and (b) no Person, including, but not limited to, current or former shareholders of the Company, underwriters, brokers or agents, has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement or any other related document which has not been waived.

               4.27 INSURANCE. SCHEDULE 4.27 contains a description of each material insurance policy maintained by the Company with respect to its properties, assets and businesses, and each such policy is in full force and effect as of the Closing of such Purchaser's purchase of Preferred Shares. The Company is not in material default with respect to its obligations under any insurance policy maintained by it and the Company has not been denied insurance coverage. The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business. Except as set forth on
SCHEDULE 4.27, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Current Balance Sheet are adequate to cover all anticipated material liabilities with respect to any such self-insurance or co-insurance programs.

               4.28 SEC FILINGS. The Company has filed all forms, reports and documents (the "COMPANY SEC REPORTS") required to be filed by the Company with the SEC. Each such Company SEC Report, when filed, complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations thereunder and, as of their respective dates, none of the

Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               4.29 RELATED DOCUMENTS. Each of the representations and warranties of the Company set forth in any Related Document is true and correct in all material respects.


                                    ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

               Each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows as of the date such Purchaser executed this Agreement or a counterpart signature page hereto, as the case may be:

               5.1 AUTHORIZATION AND ENFORCEABILITY. The Purchaser has taken all action necessary to permit it to execute and deliver this Agreement, each of the Related Documents to which it is a party and the other documents and instruments to be executed by it pursuant hereto and to carry out the terms hereof and thereof. This Agreement and each such other document and instrument, when duly executed and delivered by the Purchaser, will constitute a valid, legal and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

               5.2 GOVERNMENT APPROVALS. The Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Agency in connection with the execution and delivery of this Agreement and the other documents and instruments to be executed by it pursuant hereto (other than applicable filings under the HSR Act) or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made.

               5.3 INVESTMENT INTENT OF PURCHASER. The Purchaser is acquiring the Preferred Shares solely for its own account, with no present intention of selling or otherwise distributing the same to the public.

               5.4 NO BREACH OR DEFAULT. The execution, delivery and performance of this Agreement by the Purchaser, and the consummation of the transactions contemplated hereby will not (i) violate its organizational documents, (ii) materially breach or result in a material default under any agreement, document or instrument by which the Purchaser is bound, or (iii) materially breach or otherwise materially violate any instrument, judgment, agreement, decree, order, statute, rule or regulation by which the Purchaser is bound, which breach, default or violation would prevent the consummation of the transactions contemplated hereby.

               5.5 STATUS OF PREFERRED SHARES. The Purchaser has been informed by the Company that the Preferred Shares have not been and will not be registered under the Securities Act or under any state securities laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering.

               5.6 SOPHISTICATION AND FINANCIAL CONDITION OF PURCHASER. It is an "Accredited Investor" as defined in Regulation D under the Securities Act and considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Preferred Shares and has received certain information concerning the Company and has had the opportunity to obtain additional information as desired to evaluate the merits and risks inherent in holding capital stock of the Company; provided, that no representation or warranty in this Section 5.6 shall affect the Purchaser's rights to indemnification as set forth in Section 10.1 hereto.

                                   ARTICLE VI

                             SECURITIES LAWS MATTERS

               6.1 TRANSFER OF PREFERRED SHARES AND CONVERSION SHARES.

               (a) The Preferred Shares and Conversion Shares may be transferred pursuant to (i) public offerings registered under the Securities Act,
        (ii) Rule 144 of the SEC (or any similar rule then in force), (iii) to an Affiliate or partner of the transferor, or (iv) subject to the conditions set forth in Section 6.1(b), any other legally-available means of transfer.

               (b) In connection with any transfer of any Preferred Shares or Conversion Shares (other than a transfer described in Section 6.1(a)), the holder of such shares shall deliver written notice to the Company describing in reasonable detail the proposed transfer, together with an opinion of counsel to the effect that such transfer may be effected without registration of such shares under the Securities Act. The holder of the shares being transferred shall not consummate the transfer until
        (i) the prospective transferee has confirmed to the Company in writing its agreement to be bound by the provisions of this Section 6.1 or (ii) such holder shall have delivered to the Company an opinion of such counsel that no subsequent transfer of such Preferred Shares or Conversion Shares shall require registration under the Securities Act. Promptly upon receipt of any opinion described in the first sentence of this paragraph 6.1(b), the Company shall prepare and deliver in connection with the consummation of the proposed transfer, new certificates for the Preferred Shares or Conversion Shares being transferred that do not bear the legend set forth in Section 6.1(c).

               (c) Except as provided in Section 6.1(b), until transferred pursuant to clauses (a)(i) or (ii) above, each certificate for Preferred Shares or Conversion Shares shall be imprinted with a legend substantially in the following form:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON NOVEMBER 6, 2000 AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SET FORTH IN (i) THE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF NOVEMBER 6, 2000 (AS AMENDED AND MODIFIED FROM TIME TO TIME), AMONG NEXT GENERATION NETWORK, INC. (THE "COMPANY") AND THE PURCHASERS NAMED THEREIN AND (ii) THE SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 6, 2000 (AS AMENDED AND MODIFIED FROM TIME TO TIME), AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN. THE COMPANY RESERVES THE RIGHT TO REFUSE ANY
               TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO SUCH TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST TO THE COMPANY.


                                   ARTICLE VII

                              CONDITIONS PRECEDENT

               7.1 INITIAL CLOSING CONDITIONS OF CDPQ. The obligations of CDPQ to the Company under this Agreement are subject to the fulfillment by the Company, at or before the Initial Closing, of the following conditions, unless otherwise waived in writing by CDPQ:

               (a) CDPQ shall have received:

                   (i) a copy of the resolutions of each of the Board of Directors and holders of Common Stock of the Company approving this Agreement and the Related Documents (including the Series D Certificate of Designations) and the consummation of the transactions contemplated hereby and thereby;

                   (ii) a copy of the Certificate of Incorporation of the Company (including the Series D Certificate of Designations), certified by the Secretary of State of the State of Delaware;

                   (iii) a duly executed and delivered counterpart of each of this Agreement, the Registration Rights Agreement and the Stockholders Agreement of the Company, and with respect to each of the Registration Rights Agreement and Stockholders Agreement, executed and delivered counterparts of the requisite number of other parties thereto

               (other than CDPQ) necessary to amend the Amended and Restated Registration Agreement, each dated January 28, 2000 and by and between the Company and certain of its securityholders;

                   (iv) the written opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the Company, in the form of EXHIBIT G hereto;

                   (v) a certificate of a duly authorized officer of the Company dated as of the Initial Closing Date;

                         (A) stating that the conditions set forth in clauses
                   (b), (c), (d), (e) and (f) of this Section 7.1 have been satisfied as of the Initial Closing Date; and

                         (B) setting forth the resolutions of the Board of
                   Directors authorizing (1) the execution and delivery of this Agreement and the Related Documents (including the Series D Certificate of Designations) and the consummation of the transactions contemplated hereby and thereby, (2) the creation, authorization and issuance of the Series D Preferred Stock, and (3) the appointment of two (2) individuals designated by the Purchasers to the Board of Directors, one (1) of whom initially shall be J. William Grimes, and certifying that such resolutions were duly adopted and have not been rescinded or amended;

                   (vi) copies of all third party and governmental consents, waivers, approvals, and filings required in connection with the consummation of the transactions contemplated hereby (including the consent of a majority of the holders of the outstanding shares of Series A Preferred Stock that the Series D Preferred Stock will be deemed "Senior Stock" under the Series A Certificate of Designations); and

                   (vii) such other documents or evidence relating to the
               transactions contemplated hereby or the conditions set forth in this Section 7.1 as CDPQ may reasonably request.

               (b) the Company shall have taken all action necessary to issue to Senior Management and other employees of the Company options to purchase 181,000 shares of Common Stock pursuant to the terms and conditions of and at the subscription price currently specified in the Option Plan without increasing the number of options authorized under the Option Plan;

               (c) The representations and warranties of the Company contained herein shall be true and correct in all material respects when made and at and as of the time of the Initial Closing;

               (d) No action, suit, investigation or proceeding is pending or, to the knowledge of the Company, threatened before any court or Governmental Agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby or that could have a Material Adverse Effect on the Company's financial situation;

               (e) All acts or covenants required hereunder to be performed by the Company prior to the Initial Closing shall have been fully performed by it;

               (f) No Material Adverse Change has occurred between the date of the Current Balance Sheet and the Initial Closing Date;

               (g) All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated; and

               (h) No claim, suit, proceeding or investigation is pending or threatened against or affecting the Company or any officer or director thereof or the Company's business which if decided adversely to any such Person could have a Material Adverse Effect.

               7.2 INITIAL CLOSING CONDITIONS OF THE COMPANY. The obligations of the Company to CDPQ under this Agreement are subject to the fulfillment by CDPQ, at or before the Initial Closing, of the following conditions, unless otherwise waived in writing by the Company.

               (a) The Company shall have received a duly executed and delivered counterpart of each of this Agreement, the Stockholders Agreement and Registration Rights Agreement from CDPQ; and

               (b) CDPQ shall have delivered to the Company its respective portion of the Purchase Price for the Preferred Shares.

               7.3 SUBSEQUENT CLOSING CONDITIONS OF EACH ADDITIONAL PURCHASER. The obligations of each Additional Purchaser to the Company under this Agreement are subject to the fulfillment by the Company, at or before a Subsequent Closing, of the following conditions, unless otherwise waived in writing by each Additional Purchaser:

               (a) Each Additional Purchaser shall have received:

                   (i) a copy of the resolutions of each of the Board of Directors and holders of Common Stock of the Company approving this Agreement and the Related Documents (including the Series D Certificate of Designations) and the consummation of the transactions contemplated hereby and thereby;

                   (ii) a copy of the Certificate of Incorporation of the Company (including the Series D Certificate of Designations), certified by the Secretary of State of the State of Delaware;

                   (iii) a duly executed and delivered counterpart of each of this Agreement, the Registration Rights Agreement and the Stockholders Agreement of the Company, and with respect to each of the Registration Rights Agreement and Stockholders Agreement, executed and delivered counterparts of the requisite number of other parties thereto (other than each Additional Purchaser) necessary to amend the Amended and Restated

               Registration Agreement, each dated January 28, 2000 and by and between the Company and certain of its securityholders;

                   (iv) the written opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the Company, in the form of EXHIBIT G hereto;

                   (v) a certificate of a duly authorized officer of the Company dated as of the Subsequent Closing Date;

                         (A) stating that the conditions set forth in clauses
                   (b), (c), (d), (e) and (f) of this Section 7.1 have been satisfied as of the Subsequent Closing Date; and

                         (B) setting forth the resolutions of the Board of
                   Directors authorizing (1) the execution and delivery of this Agreement and the Related Documents (including the Series D Certificate of Designations) and the consummation of the transactions contemplated hereby and thereby, (2) the creation, authorization and issuance of the Series D Preferred Stock, and (3) the appointment of two (2) individuals designated by the Purchasers to the Board of Directors, one (1) of whom initially shall be J. William Grimes, and certifying that such resolutions were duly adopted and have not been rescinded or amended;

                   (vi) copies of all third party and governmental consents, waivers, approvals, and filings required in connection with the consummation of the transactions contemplated hereby (including the consent of a majority of the holders of the outstanding shares of Series A Preferred Stock that the Series D Preferred Stock will be deemed "Senior Stock" under the Series A Certificate of Designations); and

                   (vii) such other documents or evidence relating to the
               transactions contemplated hereby or the conditions set forth in this Section 7.3 as each Additional Purchaser may reasonably request.

               (b) The representations and warranties of each Additional Purchaser contained herein shall be true and correct in all material respects when made and at and as of the time of the Subsequent Closing;

               (c) No action, suit, investigation or proceeding is pending or, to the knowledge of each Additional Purchaser, threatened before any court or Governmental Agency to restrain, prohibit, collect damages as a result of or otherwise challenge this Agreement or any Related Document or any transaction contemplated hereby or thereby or that could have a Material Adverse Effect on each Additional Purchaser's financial situation;

               (d) All acts or covenants required hereunder to be performed by each Additional Purchaser prior to the Subsequent Closing shall have been fully performed by it;

               (e) No Material Adverse Change has occurred between the date of the Current Balance Sheet and the Subsequent Closing Date;

               (f) All applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or otherwise been terminated; and

               (g) No claim, suit, proceeding or investigation is pending or threatened against or affecting each Additional Purchaser or any officer or director thereof or each Additional Purchaser's business which if decided adversely to any such Person could have a Material Adverse Effect.

               7.4 SUBSEQUENT CLOSING CONDITIONS OF THE COMPANY. The obligations of the Company to each Additional Purchaser under this Agreement are subject to the fulfillment by each Additional Purchaser, at or before the Subsequent Closing, of the following conditions, unless otherwise waived in writing by the Company.

               (a) The Company shall have received a duly executed and delivered counterpart of each of this Agreement, the Stockholders Agreement and Registration Rights Agreement from each Additional Purchaser; and

               (b) Each Additional Purchaser shall have delivered to the Company its respective portion of the Purchase Price for the Preferred Shares.


                                  ARTICLE VIII

                            COVENANTS OF THE COMPANY

                   8.1 RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of issuance upon conversion of the Preferred Shares, such number of shares of Common Stock as are issuable upon the conversion of all outstanding shares of the Preferred Shares. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all Taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately transmitted by the Company upon issuance).

                   8.2 USE OF PROCEEDS. Of the first Thirty Million Dollars ($30,000,000) of the Purchase Price received by the Company, the Company shall use Ten Million Dollars ($10,000,000) of the proceeds from the sale of the Preferred Shares for the purposes of further rolling out the Company's products and the remaining Twenty Million Dollars ($20,000,000) of such proceeds for development of the Company's business and for the working capital needs of the Company; provided that such proceeds shall not be used to pay (i) any accrued wages or bonuses to the employees of the Company, (ii) existing debtholders or shareholders or (iii) accounts payable which are extended beyond ninety (90) days of the Initial Closing Date, in each case outside the Ordinary Course of Business. If the Company receives additional proceeds from the sale of Preferred Shares after the Initial Closing Date, such proceeds shall be used for the purpose of further rolling out the Company's products.


                                   ARTICLE IX

                                    SURVIVAL

                  9.1 SURVIVAL. The representations and warranties of the parties hereto contained herein, or in any writing delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on its behalf.


                                    ARTICLE X

                                 INDEMNIFICATION

                  10.1 INDEMNIFICATION. (a) In consideration of each Purchaser's execution and delivery of this Agreement and acquiring the Preferred Shares hereunder and in addition to all of the Company's other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of Preferred Shares, Conversion Stock and all of their respective Affiliates, officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and attorneys' fees and expenses) (collectively, "LOSSES") in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) (the "INDEMNIFIED LIABILITIES"), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (a) the breach of any representation or warranty contained in any agreement relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Preferred Shares, (b) the execution, delivery, performance or enforcement of this Agreement and any other instrument, document or agreement executed pursuant hereto by any of the Indemnitees or (c) resulting from any breach of any representation, warranty, covenant or agreement made by the Company, to it or for its benefit herein or in any Related Document. The Company shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                           (b) LIMITATION. Any claim for indemnification asserted pursuant to this Article 10 shall be subject to the following limitations:

                           (i) the Company shall not be obligated to indemnify an Indemnitee with respect to a claim unless and until the aggregate amount of all claims against the Company exceeds $100,000, whereupon an Indemnitee may claim indemnification for the amount of such claim in excess of $100,000.

                           (ii) The total aggregate liability of the Company for any claim or claims arising under this Article 10 shall not exceed the Purchase Price paid by a Purchaser.

                           (iii) The Company shall not have any obligation to
                  indemnify any Indemnitee for (A) any consequential, special or indirect damages or (B) offset by tax savings actually realized on account of such damages by the Indemnitee.

                           (c)   INDEMNIFICATION PROCEDURES.

                           (i) If an Indemnitee has determined that it may be entitled to indemnification under this Agreement, the Indemnitee shall promptly give the Company written notice of such claim, stating the amount of the loss, if known, and method of computation thereof, all with reasonable particularity and including documentary proof, if available, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, that failure to so notify the Company shall not relieve the Company from any liability which it may have on account of the claim, except to the extent the Company shall have been actually prejudiced by such failure.

                           (ii) If the Company is obligated hereunder to indemnify the Indemnitee against all losses that may result from such claim, then the Company shall be entitled, at its option, to assume and control the defense of such claim by counsel of its own choice and at its own expense; provided, that the Company and its counsel shall (A) acknowledge in writing its obligations hereunder and (B) proceed with diligence and good faith with respect thereto. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any such claim or proceeding and the fees and expenses of such counsel shall be at the expense of the Company if: (A) the Company has failed to promptly assume the defense and employ counsel or (B) the named parties to any such claim or proceeding (including any impleaded parties) include such Indemnitee and the Company, and such Indemnitee shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided, that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in each relevant jurisdiction in connection with any claim or proceeding.

                           (iii) In the event that the Company exercises its
                  right to undertake the defense of any claim by a third party, the Indemnitee shall cooperate with the Company in such defense and make available to the Company witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Company. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any claim by a third party, the Company shall cooperate with the Indemnitee in such defense and make available to the Indemnitee witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitee. No claim by a third party may be settled by the Company without the written consent of the Indemnitee; provided, that the Company may settle such claim without the consent of the Indemnitee so long as the settlement includes a full written release of the Indemnitee, in form and substance satisfactory to the Indemnitee, from the claim by the claimant thereunder and is solely for monetary damages. No claim by a third party which is being defended in good faith by the Indemnitee alone, or jointly with the Company, shall be settled by the Indemnitee without the written consent of the Company, which consent shall not be unreasonably withheld; provided that the Indemnitee may settle such claim without the consent of the Company (A) if the Company had failed to promptly assume the defense of such claim and employ counsel or (B) so long as the settlement includes a written release of the Company, in form and substance satisfactory to the Company, from the claim by the Indemnitee and the claimant thereunder.


                                   ARTICLE XI

                               GENERAL PROVISIONS

                           11.1  SUCCESSORS AND ASSIGNS. This Agreement shall
bind and inure to the benefit of the parties hereto and their respective successors and assigns, including each subsequent holder of Preferred Shares or Conversion Shares. Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto.

                           11.2  ENTIRE AGREEMENT. Subject to the proviso below,
this Agreement and the other writings referred to herein or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings (including, without limitation, the letter executed by the Company and CDPQ dated as of September 20, 2000); provided, that the Company, each of the Purchasers and the Founders hereby agree that the covenants of each of the Founders set forth in Sections 8.2, 8.3 and 8.5 of the Common Stock Purchase Agreement are hereby incorporated into and made part of this Agreement and that such covenants are made by the Founders as of the date hereof for the benefit of CDPQ and, as of the date of the signing of a counterparty signature page to this Agreement, for the benefit of any Additional Purchasers hereto and that such covenants shall be enforceable by the Purchasers hereto as if part of this Agreement.

                  11.3 NOTICES. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by telecopy, (iii) sent by first-class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address or telecopy number set forth below, or such other address or telecopy number as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, seven days following deposit in the mail as set forth above, upon acknowledgment by the receiving telecopier or one day following deposit with an overnight courier service.

                  (i)   If to the Company:

                                Next Generation Network, Inc.
                                11010 Prairie Lakes Drive
                                Suite 300
                                Minneapolis, MN  55344-3854
                                Telecopy:  (612) 943-4299
                                Attention: Thomas M. Pugliese, CEO

                        with a copy to (which shall not constitute notice to the Company):

                                Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                590 Madison Avenue
                                New York, NY 10022
                                Telecopy:  (212) 872-1002
                                Attention: Ronald R. Adee, Esq.

                  (ii)  If to any Purchaser:

                                [C/O] Capital Communications CDPQ Inc.
                                Place Mercantile
                                2001, Avenue McGill College
                                Montreal, Quebec  H3A 1G1
                                Telecopy:  (514) 847-5980
                                Attention: Roland Ribotti

                        with a copy to (which shall not constitute notice to the Purchaser):

                                Kirkland & Ellis
                                153 East 53rd Street
                                New York, New York  10022
                                Telecopy:  (212) 446-4900
                                Attention: Kimberly P. Taylor, Esq.

               or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

                           11.4 PURCHASER FEES AND EXPENSES.

                           (a) The Company shall reimburse each Purchasers for reasonable legal, accounting and out-of-pocket fees and expenses (including any expenses incurred for filings required by the provisions of the HSR Act) incurred by it in connection with the documentation, negotiation and consummation of the transactions contemplated by this Agreement and the Related Documents at the Closing of its purchase of Preferred Shares and any other such fees and expenses of each Purchaser incurred in connection with any future amendment or waiver to this Agreement or any of the Related Documents.

                           (b)  In addition, the Company shall pay a
                  subscription fee of Six Hundred Thousand Dollars ($600,000) to CDPQ in consideration for the time, effort and expense of CDPQ in assessing and making the investment contemplated by this Agreement. Such fee shall be payable as soon as practicable (but in any event within two (2) Business Days) following the Initial Closing.

                           11.5 AMENDMENT AND WAIVER. No amendment of any
provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Company and the holders of at least a majority of the Preferred Shares. Except as otherwise expressly set forth herein, any failure of the Company to comply with any provision hereof may only be waived in writing by the holders of at least a majority of the Preferred Shares, and any failure of any holder of Preferred Shares or Conversion Shares to comply with any provision hereof may only be waived in writing by the Company. No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party's right to enforce any provision hereof or to take any such action.

                           11.6 COUNTERPARTS. This Agreement may be executed in
any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

                           11.7 HEADINGS. The headings of the various sections
of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

                           11.8 SPECIFIC PERFORMANCE. The Company, on the one
hand, and the Purchasers, on the other hand, acknowledge that money damages would not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief as remedies for any such breach, these remedies being in addition to any of the remedies to which they may be entitled at law or equity.

                           11.9 REMEDIES CUMULATIVE. Except as otherwise
provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

                           11.10 GOVERNING LAW. THE CORPORATE LAW OF DELAWARE
SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE COMPANY AND ITS STOCKHOLDERS. ALL OTHER QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

                           11.11 NO THIRD PARTY BENEFICIARIES. Except as
specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any Person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                           11.12 SEVERABILITY. If any term, provision, covenant
or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                    * * * * *

                            [SIGNATURE PAGES FOLLOW]

                           IN WITNESS WHEREOF, the parties have caused their
duly authorized officers to execute this Agreement as of the date first above written.


                                       NEXT GENERATION NETWORK, INC.


                                       By:  /s/ Thomas M. Pugliese
                                          --------------------------------------
                                          Name:  Thomas M. Pugliese
                                          Title:


                                       CAPITAL COMMUNICATIONS CDPQ
                                       INC.


                                       By:  /s/ Helene Belanger
                                          --------------------------------------
                                          Name:    Helene Belanger
                                          Title:   Vice President


                                       By:  /s/ Roland Ribotti
                                          --------------------------------------
                                          Name:    Roland Ribotti
                                          Title:   Manager

                       FOR PURPOSES OF SECTION 11.2 ONLY:



                                    /s/ GERARD P. JOYCE
                                    --------------------------------------------
                                                GERARD P. JOYCE


                                    /s/ THOMAS M. PUGLIESE
                                    --------------------------------------------
                                                THOMAS M. PUGLIESE

                                   SCHEDULE I

                             SCHEDULE OF PURCHASERS



                                            NUMBER OF
                                            PREFERRED
              PURCHASER                       SHARES         PURCHASER PRICE
---------------------------------------  ----------------  -------------------
Capital Communications CDPQ Inc.            3,550,296        $30,000,000.00
                                            ---------        --------------

                  TOTAL:                    3,550,296(1)     $30,000,000.00(2)
                                            =========        ==============


---------------------

(1) Equals the aggregate number of Preferred Shares for purposes of Section 2.3(b).

(2)  Equals the aggregate Purchase Price for purposes of Section 2.3(b).

                               Schedule I, Page 1